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                                                   EXHIBIT  99
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                      ARCO Chemical Company [LOGO]

                                 PUBLIC AFFAIRS    NEWS

                                    3801 West Chester Pike
                                    Newtown Square, PA  19073-2387

FOR RELEASE: Immediately


           ARCO CHEMICAL COMPANY WILL TAKE $175 MILLION PRETAX CHARGE
            IN THIRD QUARTER TO COVER RESTRUCTURING AND OTHER COSTS


     Newtown Square, PA, October 6, 1997 -- ARCO Chemical (NYSE:RCM) announced today that it will take a pretax charge of $175 million ($116 million after tax; $1.20 per share) in the third quarter 1997 to cover the costs associated with its previously announced restructuring program and other actions. Included in the charge are costs related to work force reductions, facility closures, and asset write downs.

     ARCO Chemical's restructuring program, initiated in June 1997, will result in the phased elimination of between 800 and 1,100 employee and contractor positions in the company's worldwide operations.

     Alan R. Hirsig, Chief Executive Officer, noted that ARCO Chemical's restructuring plan, which will be substantially in place by the end of 1998, is on track to achieve its goal of reducing the company's controllable costs by 20 percent, or $150 million annually.

     "We remain dedicated to increasing shareholder value. The steps we are taking are
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designed to strengthen our competitiveness and increase profitability.  Our restructuring program, along with other shareholder value initiatives, including significant stock ownership requirements for our executives and directors, are clearly focused on one objective: to build value for our shareholders," Hirsig said.

     ARCO Chemical is a leading worldwide manufacturer and marketer of PO and derivatives and other intermediate chemicals. Its products are used in a wide range of consumer and industrial goods, including automotive components, home furnishings, paints and coatings, plastics, engine coolants, and reformulated gasoline.

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Contact:    Sami Ahmad, Investor Relations (610) 359-3171, or
            Sallie Anderson, Media Relations (610) 359-5773